Exhibit 10.1

FOR DISCUSSION PURPOSES ONLY

ASSET PURCHASE AGREEMENT

DATED AS OF JULY 1, 2020

BY AND AMONG

PIER 1 IMPORTS ONLINE, INC., AS PURCHASER,

AND

PIER 1 IMPORTS, INC., AS THE COMPANY,

AND

THE OTHER SELLERS NAMED HEREIN

This is a draft agreement only, and delivery or discussion of this draft agreement is not, and will not be deemed or construed to be, an offer or commitment with respect to the proposed transaction to which this draft agreement relates. Notwithstanding the delivery of this draft agreement or any other past, present or future written or oral indications of assent, or indications of the result of negotiations or agreements, no party to the proposed transaction (and no person or entity related to any such party) will be under any legal obligation whatsoever unless and until the definitive agreement providing for the transaction has been executed and delivered by all parties thereto; provided, however, that any party who submits a marked up version of this draft agreement as part of a binding Qualified Bid pursuant to the Bidding Procedures will be subject to the legal obligation related thereto, as set forth in the Bidding Procedures Order.1

[1]	Capitalized terms in this paragraph have the meaning ascribed to such terms in the Bidding Procedures Order.

4.8	No Additional Representations or Warranties	18
4.9	No Outside Reliance	18

Article V Bankruptcy Court Matters		19

5.1	Bankruptcy Actions	19
5.2	Cure Costs	21
5.3	The Sale Order	21
5.4	Approval	21

Article VI Covenants and Agreements		21

6.1	Conduct of Business of Sellers	21
6.2	Access to Information	22
6.3	Regulatory Approvals	24
6.4	Reasonable Efforts; Cooperation	25
6.5	Notification of Certain Matters	25
6.6	Further Assurances	26
6.7	Insurance Matters	26
6.8	Receipt of Misdirected Assets	26
6.9	Acknowledgment by Purchaser	26
6.10	IP License Back	28
6.11	Going Out of Business Sale Domain Name and Subdomain Support and Preservation	29
6.12	Going Out of Business Sale Social Media Accounts Support and Preservation	30
6.13	Wind-Down Use of The Customer Data, User Data, and PI Databases	31
6.14	Stop-Gap Licenses	32
6.15	Messaging; Cooperation; Character; Encumbrance	32
6.16	Data Use Requirements	33
6.17	Purchaser Parent Guaranty	33

Article VII Conditions to Closing		33

7.1	Conditions Precedent to the Obligations of Purchaser and Sellers	33
7.2	Conditions Precedent to the Obligations of Purchaser	33
7.3	Conditions Precedent to the Obligations of Sellers	34
7.4	Waiver of Conditions	34

Article VIII TERMINATION		35

8.1	Termination of Agreement	35
8.2	Effect of Termination	36

Article IX Taxes		37

9.1	Transfer Taxes	37
9.2	Allocation of Purchase Price	37
9.3	Cooperation	37
9.4	Tax Apportionment	37

9.5	Preparation of Tax Returns and Payment of Taxes	38

Article X Miscellaneous		38

10.1	Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers	38
10.2	Expenses	39
10.3	Notices	39
10.4	Binding Effect; Assignment	40
10.5	Amendment and Waiver	41
10.6	Third Party Beneficiaries	41
10.7	Non-Recourse	41
10.8	Severability	41
10.9	Construction	41
10.10	Schedules	41
10.11	Complete Agreement	42
10.12	Specific Performance	42
10.13	Jurisdiction and Exclusive Venue	43
10.14	Governing Law; Waiver of Jury Trial	43
10.15	No Right of Set-Off	44
10.16	Counterparts and PDF	44
10.17	Publicity	44
10.18	Bulk Sales Laws	45
10.19	Fiduciary Obligations	45

Article XI Additional Definitions and Interpretive Matters		45

11.1	Certain Definitions	45
11.2	Index of Defined Terms	53
11.3	Rules of Interpretation	53

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B	FORM OF IP ASSIGNMENT AGREEMENTS

EXHIBIT C	FORM OF ESCROW AGREEMENT

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 1, 2020, by and among Pier 1 Imports Online, Inc., a Delaware corporation (“Purchaser”), Retail Ecommerce Ventures LLC, a Delaware limited liability company (the “Guarantor”), Pier 1 Imports, Inc., a Delaware corporation (the “Company”), and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (together with the Company, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in herein shall have the meanings set forth herein or in Article XI.

WHEREAS, the Company and the other Sellers are engaged in the business of (i) operating the E-Commerce Platform (as conducted by the Sellers, the “Acquired Business”) and (ii) marketing and selling home furnishings and accessories under the Transferred Trademarks, including through sales of such home furnishings and accessories through the E-Commerce Platform (the “Business”);

WHEREAS, a portion of the Business is conducted by Sellers by operating brick-and-mortar retail stores under the Transferred Trademarks and designing, marketing, and selling home furnishings and accessories at such retail stores (collectively, the “Excluded Business”);

WHEREAS, on February 17, 2020, the Company and the other Sellers filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division) (the “Bankruptcy Court”), which chapter 11 cases will be jointly administered for procedural purposes (collectively, the “Bankruptcy Case”); and

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume only the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with only the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE ACQUIRED ASSETS;

ASSUMPTION OF ONLY ASSUMED LIABILITIES

1.1 Purchase and Sale of the Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to the following assets, properties and rights of Sellers, free and clear of all Encumbrances other than Permitted Encumbrances (the “Acquired Assets”) but excluding in all cases the Excluded Assets:

(a) all Contracts listed on Schedule 1.1(a), to the extent assignable under applicable Law (the “Assigned Contracts”);

(b) all rights in Intellectual Property owned by the Company or any of its Subsidiaries and primarily used in the Acquired Business; provided, that Acquired Assets shall include the following Intellectual Property owned by the Company or any of its Subsidiaries whether or not primarily used in the Acquired Business: (i) all such patents, patent applications and patent disclosures listed in Schedule 1.1(b)(i), (ii) all such trademarks, service marks, trade dress and corporate names (common law or otherwise, registered or not registered) and any registrations and all applications therefor (including intent to use applications), in each case listed in Schedule 1.1(b)(ii), and all goodwill associated therewith; (iii) all such copyright listed in Schedule 1.1(b)(iii); (iv) all such Internet domain names and Social Media Accounts listed in Schedule 1.1(b)(iv), (v) other such Intellectual Property listed in Schedule 1.1(b)(v), and (vi) all rights to collect royalties and proceeds in connection with the foregoing with respect to the period from and after the Closing, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Company Intellectual Property and any and all corresponding rights that, now or hereafter, may be secured throughout the world (collectively, the “Company Intellectual Property”);

(c) all goodwill associated with the Company Intellectual Property;

(d) all Documents primarily used in the Acquired Business; provided, Sellers shall retain copies of such Documents that are used in connection with or related to the Excluded Business;

(e) all transferrable rights of Sellers under non-disclosure, confidentiality, non-compete, or non-solicitation Contracts relating to the Company Intellectual Property and that are primarily used in the Acquired Business; and

(f) all Permits.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, or convey, and Sellers shall retain all right, title and interest to, in and under all assets, properties, interests and rights of such Sellers that are not included in the definition of “Acquired Assets” in Section 1.1 (collectively, the “Excluded Assets”), including the following:

(a) all Cash and Cash Equivalents, all bank accounts, and all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller, and any retainers or similar amounts paid to Advisors or other professional service providers;

(b) all Contracts of Sellers other than the Assigned Contracts (the “Excluded Contracts”);

(c) all Documents (i) to the extent they are primarily used in or primarily related to any of the other Excluded Assets, Excluded Liabilities or Excluded Business (including information stored on the computer systems, data networks or servers of any Seller); (ii) that are Sellers’ financial accounting Documents, all minute books, organizational documents, stock registers and such other books and records of any Seller as pertaining to ownership, organization or existence of such Seller, Tax Returns (and any related work papers) and any other Tax information or records, corporate seal, checkbooks, and canceled checks; (iii) that any Seller is required by Law to retain or (iv) that any Seller is prohibited under Law from selling, transferring, assigning, conveying, or delivering to Purchaser; provided that, to the extent not prohibited by applicable Law, Purchaser shall have the right to make copies of any portions of such Documents referenced in clauses (i) and (iii) that, but for such clauses (i) or (iii), respectively, would be Acquired Assets.

(d) all Documents prepared or received by any Seller or any of its Affiliates in connection with the sale of the Acquired Assets, this Agreement, or the transactions contemplated hereby, including (i) all records and reports prepared or received by Sellers, any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the transactions contemplated hereby, including all analyses relating to the business of Purchaser or its Affiliates so prepared or received, (ii) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets; and (iii) all privileged materials, documents and records of a Seller or any of its Affiliates;

(e) all current and prior insurance policies of any of Sellers, including for the avoidance or doubt all director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(f) all membership interests or other equity interests of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable, or exercisable for any such membership interests or other equity interests;

(g) the sponsorship of all benefits plans, and any right, title or interest in any of the assets thereof or relating thereto;

(h) (i) all preference or avoidance claims or actions arising under the Bankruptcy Code or applicable Law, (ii) all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment as of the Closing of any Seller, in each case, arising out of or relating to events occurring on or prior to the Closing Date, except as set forth in Sections 1.1(b) and 1.1(e), and (iii) all claims that any of Sellers may have against any Person with respect to any other Excluded Assets or any Excluded Liabilities;

(i) Sellers’ claims or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument, or other document executed and delivered between any Seller and Purchaser in connection with the transactions contemplated hereby, or any other agreement between any Seller and Purchaser entered into on or after the date hereof;

(j) all Tax refunds (and claims in respect thereof) to the extent relating to Taxes that would be Excluded Liabilities if such Taxes were not refundable, and any Tax attributes not transferred by the operation of applicable Tax Law;

(k) all real estate and all interests in real estate, including leases with respect thereto;

(l) all demands, allowances, refunds, rebates (including any vendor or supplier rebates), rights (including under or with respect to express or implied guarantees, warranties, representations, covenants and indemnities), claims, counterclaims, defenses, credits, causes of action, rights of set off, rights of recovery or rights of recoupment relating to or arising against suppliers, vendors, merchants, manufacturers and counterparties to leases, licenses or any Contract, arising out of or relating to events occurring on or prior to the Closing Date;

(m) the properties and assets set forth on Schedule 1.2(m);

(n) all Intellectual Property that is not owned by the Company or any of its Subsidiaries;

(o) all Intellectual Property owned by the Company or any of its Subsidiaries, other than the Company Intellectual Property;

(p) all Systems;

(q) all rights in Software and any rights therein;

(r) copies of Documents retained pursuant to Section 1.1(d);

(s) data, information and other Documents licensed from third parties that are in the business of enhancing or supplementing customer relationship management data as a service for other business; and

(t) all Inventory.

1.3 Assumption of Only Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer, and assign to Purchaser, only the following Liabilities, without duplication and only to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Sellers under the Assigned Contracts that become due from and after the Closing, other than any Liability as a result of any pre-Closing breach by any Seller thereof, default by any Seller thereunder, or misrepresentation or fraud by any Seller in connection therewith, in each case to the extent not cured by the payment of the Cure Cost in respect thereof;

(b) all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”);

(c) all Liabilities arising out of the conduct of the Acquired Business or the ownership of the Acquired Assets, in each case, by Purchaser from and after the Closing Date; and

(d) all Liabilities agreed to be assumed by Purchaser or for which Purchaser has agreed to be responsible in accordance with this Agreement.

1.4 Excluded Liabilities. Purchaser shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities whatsoever of, or Action against, Sellers or relating to the Acquired Assets or the Acquired Business, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include any and all Liabilities and obligations for (i) Taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date (as determined and paid in accordance with the principles set forth in Section 9.4), (ii) any Taxes of any Seller for any taxable period, (iii) gift cards, rewards points or loyalty rewards issued by any Seller, (iv) any Seller’s retail store leases, and (v) amounts due to employees, independent contractors, consultants or Advisors of Sellers (other than any such amounts owed under any Assigned Contract after the Closing).

1.5 Assumption/Rejection of Certain Contracts.

(a) Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts to which any Seller is a party that are Assigned Contracts and take all other actions reasonably necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts at Closing. The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, all included on an exhibit attached to either a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assigned Contracts. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court. Schedule 1.5(a) sets forth Sellers’ good faith estimate, as of the date hereof, of the amounts necessary to cure any such defaults. At the Closing, Sellers shall, pursuant to the Sale Order and the Assignment and Assumption Agreement(s), assume and assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by any such Seller to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code, subject to adjustment pursuant to Section 1.5(b). At the Closing, Purchaser shall (i) pay all Cure Costs and (ii) assume each Assigned Contract pursuant to section 365 of the Bankruptcy Code.

(b) Excluding or Adding Assigned Contracts Prior to Closing. Purchaser shall have the right to notify Sellers in writing of any Assigned Contract that it does not wish to assume or a Contract to which any Seller is a party that Purchaser wishes to add as an Assigned Contract up to one (1) Business Day prior to the Bid Deadline (as defined in the Bidding Procedures Order), and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Schedules related to Excluded Contracts, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to the Schedules related to Assigned Contracts, automatically deemed removed from the Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assigned Contracts arising or that are otherwise payable from the time of and after the Closing.

(c) Non-Assignment. Notwithstanding the foregoing, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract (i) terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption or (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights under such Contract, and such Consent or Governmental Authorization has not been obtained prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder. In addition, a Permit shall not be assigned to, or assumed by, Purchaser to the extent that such Permit requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights under such Permit, and no such Consent or Governmental Authorization has been obtained prior to the Closing. In the event that any Assigned Contract is deemed not to be assigned pursuant to clause (ii) of the first sentence of this Section 1.5(b), the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such Consent or Governmental Authorization is obtained and twelve (12) months following the Closing (or the remaining term of such Contract or the closing of the Bankruptcy Case, if shorter), Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Assigned Contract, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under such Assigned Contract with respect to which the Consent and/or Governmental Authorization has not been obtained and (2) Purchaser shall be responsible for any related burden and obligation (including performance) with respect to such Assigned Contract. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Assigned Contract after the Closing, such Assigned Contract shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code.

ARTICLE II

CONSIDERATION; CLOSING

2.1 Consideration; Payment.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be equal to: (i) the assumption of Assumed Liabilities, plus (ii) a cash payment of the amount equal to $20,075,000, and plus or minus, as applicable, (iii) the Tax Apportionment Amount (the “Cash Payment”).

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company the Cash Payment less the Deposit (the “Closing Date Payment”). The Closing Date Payment and any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least two (2) Business Days prior to the date such payment is to be made.

2.2 Deposit.

(a) Purchaser has, on or prior to the date hereof, made an earnest money deposit with SRS Acquiom, Inc. (the “Escrow Agent”) in the amount of $2,007,500 (the “Deposit”), by wire transfer of immediately available funds for deposit into a separate escrow account (the “Deposit Escrow Account”), established pursuant to the escrow agreement, dated as of the date hereof, by and among the Company, Purchaser and the Escrow Agent, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Deposit shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any of Sellers or Purchaser and shall be applied against payment of the Cash Payment on the Closing Date.

(b) If this Agreement has been terminated by the Company pursuant to Section 8.1(f) or 8.1(h), then the Company shall retain the Deposit together with all received investment income, if any (the “Retained Amount”). In such event, Purchaser shall have no further Liability hereunder and shall not be subject to Section 10.12. Each of the Parties expressly acknowledges and agrees that in the event that the Retained Amount is retained by the Company pursuant to this Section 2.2(b), (x) the Company’s right to receive payment of such amount shall constitute the sole and exclusive remedy of the Seller Parties against the Purchaser

Group for all losses and damages in respect of the Transaction Documents or the transactions contemplated thereby; and (y) none of the Seller Parties shall be entitled to commence or pursue any Action against any member of the Purchaser Group arising out of or in connection with the Transaction Documents (including the failure to consummate the transactions contemplated thereby). The maximum aggregate liability of the Purchaser Group for losses in connection with the Transaction Documents shall be limited to the Retained Amount, and no Seller Party shall seek or obtain, nor shall it cause or direct any of its representatives or Advisors or any other Person on its or their behalf to seek or obtain, any recovery or award or any losses of any kind (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages), in the aggregate, in excess of the Retained Amount against the Purchaser Group, collectively.

(c) If this Agreement has been terminated by any Party, other than as contemplated by Section 2.2(b), then the Deposit, together with all received investment income, if any, shall be returned to Purchaser within five (5) Business Days after such termination.

(d) The Parties agree that the Company’s right to retain the Deposit, as set forth in Section 2.2(b), is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e) If the Closing occurs, the Deposit shall be transferred to the Company.

2.3 Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Closing Date Payment, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654) at 8:00 a.m. Chicago time on the second (2nd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.4 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a) a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(b) each IP Assignment Agreement substantially in the form of Exhibit B, duly executed by the Sellers party thereto;

(c) a copy of the Sale Order, as entered by the Bankruptcy Court;

(d) a duly executed IRS Form W-9 with respect to each Seller (or, in the case of any disregarded entity, the regarded parent entity of such Seller);

(e) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(b) and 7.2(c) have been satisfied; and

(f) a joint written instruction, duly executed by Sellers, instructing the Escrow Agent to release to the Company by wire transfer of immediately available funds, the Deposit.

2.5 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of) the Company:

(a) the Closing Date Payment;

(b) the Assignment and Assumption Agreement, duly executed by Purchaser;

(c) an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied; and

(d) a joint written instruction, duly executed by Purchaser, instructing the Escrow Agent to release to the Company by wire transfer of immediately available funds, the Deposit.

2.6 Withholding. Purchaser shall be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that Purchaser is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Taxes withheld pursuant to this Section 2.6 by Purchaser will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Purchaser determines that any such deduction or withholding is so required with respect to any payments under this Agreement (excluding any withholding with respect to any failure to deliver an applicable IRS Form W-9 pursuant to Section 2.4(d)), Purchaser will promptly notify the Sellers and shall in good faith cooperate to eliminate or otherwise reduce any such deduction or withholding to the extent permitted by applicable Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date.

3.1 Organization and Qualification. Each of the Company and its Subsidiaries (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Agreement. The execution, delivery, and performance of the Transaction Documents by the Sellers party thereto, and the consummation by such Sellers of the transactions contemplated thereby, subject to requisite Bankruptcy Court approvals, have been duly and validly authorized by all requisite corporate or similar organizational action, and no other corporate or similar organizational proceedings on their part are necessary to authorize the execution, delivery or performance of the Transaction Documents by such Sellers. Subject to requisite Bankruptcy Court approvals, this Agreement has been, and the other Transaction Documents will be, when delivered pursuant to the terms hereof, duly and validly executed and delivered by such Sellers, and, assuming this Agreement and each of the other Transaction Documents is a valid and binding obligation of Purchaser, this Agreement constitutes, and each other Transaction Document will constitute, when delivered pursuant to the terms hereof, a valid and binding obligation of such Sellers, enforceable against such Sellers in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other Laws relating to or affecting creditors’ rights or general principles of equity (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

3.3 Conflicts; Consents.

(a) Except as set forth on Schedule 3.3(a) and assuming that (w) requisite Bankruptcy Court approvals are obtained, and (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 3.3(b) are made, given or obtained (as applicable), the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby, do not: (i) violate the certificate of formation, limited liability company agreement or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or any of its Subsidiaries under, any Assigned Contracts; except, with respect to the foregoing clause (iii), for any such breaches, defaults or other occurrences that are not material to the Acquired Business taken as a whole.

(b) Except as set forth on Schedule 3.3(b), Sellers are not required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Body in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Acquired Assets and Assumed Liabilities taken as a whole.

3.4 Title to Properties. Subject to requisite Bankruptcy Court approvals and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs), and except as a result of the commencement of the Bankruptcy Case or as otherwise set forth on Schedule 3.4, the Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the assets included within the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

3.5 Insurance. Each insurance policy maintained by the Company and its Subsidiaries on the Acquired Assets is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage for any claim has been received with respect to the Acquired Assets under any such insurance policy.

3.6 Contracts.

(a) Schedule 3.6(a) sets forth, as of the date of this Agreement, a list of each Contract that is (x) included in the Assigned Contracts or (y) of the type set forth below to the extent primarily used in or primarily related to the Acquired Business:

(i) a Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves payments, performance or services or delivery of goods or materials to or by any Seller of any amount or value in excess of, or reasonably expected to exceed, $100,000 in any twelve (12) month period;

(ii) a Contract for the furnishing or receipt of services, the performance of which will extend over a period of more than twelve (12) months;

(iii) a Contract that is a joint venture agreement or similar agreement involving the sharing of profits and losses;

(iv) a Contract that contains any (i) “most favored nation” pricing in favor of any customer of the Acquired Business in a manner material to the Acquired Business, (ii) a provision expressly requiring the purchase of goods or services exclusively from another Person or (iii) express restriction on the ability to compete in any line of business or with any Person or to provide services generally or in any market segment or any geographic area ;

(v) a Contract granting an option to acquire, sell, lease or license any Acquired Asset or granting any right of first offer, right of first refusal or right of first negotiation in respect of any Acquired Asset;

(vi) a Contract with or for the benefit of any present officer, director, employee or Affiliate of a Seller (each, a “Related Party” and each such Contract, a “Related Party Contract”);

(vii) a power of attorney that is currently effective and outstanding;

(viii) any settlement, conciliation or similar agreement with any Governmental Body, or that will require a Seller to pay consideration after the date hereof in excess of $100,000; and

(ix) any endorsement or influencer Contract related to any of the Transferred Trademarks or the E-Commerce Platform.

(b) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, each of the Assigned Contracts is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, except as may be limited by the Enforceability Exceptions. Except as a result of the commencement of the Bankruptcy Case, neither the Company nor any of its Subsidiaries, as applicable, is in material default, or is alleged in writing by the counterparty thereto to have materially breached or to be in material default, under any Assigned Contract, and, to the knowledge of the Company, the other party to each Assigned Contract is not in material default thereunder. The Company has made available to Purchaser complete and correct copies of all Assigned Contracts, each as amended to the date hereof. None of the Assigned Contracts has been canceled or otherwise terminated, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

(c) Except for normal employment relationships between an employer and employee, no Related Party directly or indirectly is a party to any Assigned Contract.

3.7 Litigation. Except as set forth on Schedule 3.7 and other than the Bankruptcy Case, since the Reference Date there have been no Actions pending or, to the Knowledge of the Company, threatened in writing, against or by the Company or any of its Subsidiaries with respect to the Acquired Business, at law or in equity, or before or by any Governmental Body, other than any Action relating exclusively to the Excluded Business.

3.8 Permits; Compliance with Laws. Except as set forth on Schedule 3.8:

(a) Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations and authorizations that are necessary for the conduct of the Acquired Business under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect.

(b) Since the Reference Date, the Company and its Subsidiaries have been in compliance, in all material respects, with all applicable Laws with respect to the conduct of the Acquired Business, and neither the Company nor any of its Subsidiaries have received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such Laws. No investigation by any Governmental Body with respect to the conduct of the Acquired Business by the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice of any such investigation.

(c) With respect to the Acquired Business, Sellers have not (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where the contribution, payment or gift or the purpose thereof was illegal, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Sellers for any reason, or (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for public office.

3.9 Intellectual Property.

(a) Schedule 3.9(a) sets forth a correct and complete list as of the date hereof of (i) all Company Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, and all applications for Company Intellectual Property filed with any Governmental Body, specifying as to each, as applicable: the title of the patent, the mark, the copyright or the design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; and the issue, registration or filing date; and (ii) all material unregistered Transferred Trademarks. Except as set forth on Schedule 3.9(a), the Company or one or more of its Subsidiaries owns all right, title and interests in and to the Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and the Company Intellectual Property identified on Schedule 3.9(a) is subsisting, and to the Knowledge of the Company, valid and enforceable.

(b) Schedule 3.9(b) sets forth a correct and complete list as of the date hereof of all material Intellectual Property Agreements. Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, (i) each Intellectual Property Agreement is valid and binding on the Company and its Subsidiaries and, to the knowledge of the Company, each of the other parties to such Intellectual Property Agreement in accordance with its terms, except as may be limited by the Enforceability Exceptions and (ii) to the Knowledge of the Company, is in full force and effect. Except as a result of the commencement of the Bankruptcy Case, neither the Company nor its Subsidiaries, as applicable, is, or is alleged by the counterparty thereto in writing to be, in material breach of or material default under, or received any written notice of cancellation or termination of, any material Intellectual Property Agreement, and, to the knowledge of the Company, the other party to each such Intellectual Property Agreement is not in material default thereunder.

(c) The Company and its Subsidiaries have sufficient rights to use all Company Intellectual Property in the manner in which such Company Intellectual Property is used in connection with the Acquired Business as of the date hereof, and all such rights shall survive materially unchanged, and without any material change in the terms and conditions under which the Company and/or its Subsidiaries, respectively, currently have such rights, following the Closing Date; provided, that, this representation and warranty shall not be construed to be a representation or warranty regarding the violation, infringement, or misappropriation of Intellectual Property. Neither the Company nor any of its Subsidiaries has received, since the Reference Date, any written notice (or to the Knowledge of the Company, any oral notice) that it is violating, misappropriating or infringing upon the Intellectual Property of other Person in connection with the Company’s or such Subsidiaries’ use of the Company Intellectual Property, nor have any reasonable grounds for such a claim been made in writing (or to the Knowledge of the Company, orally) to the Company or any Subsidiary since the Reference Date. To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ respective use of the Company Intellectual Property since the Reference Date until the date hereof infringes, misappropriates or otherwise violates any Intellectual Property of any other Person in any material respect.

(d) Since the Reference Date, neither the Company nor any of its Subsidiaries has made any written claim of any violation, misappropriation or infringement by other Persons of any of the material Company Intellectual Property, nor have any reasonable grounds for such a claim been brought in writing (or to the Knowledge of the Company, orally) to the attention of the Company or any of its Subsidiaries. To the Knowledge of the Company, no third party has, since the Reference Date until the date hereof, infringed, misappropriated or otherwise violated any material Company Intellectual Property. The Company and its Subsidiaries have taken steps reasonable under the circumstances, in any event no less than commercially reasonable efforts, to maintain the secrecy of all material Confidential Information and Trade Secrets, in each case included in the Company Intellectual Property. Since the Reference Date, neither the Company nor its Subsidiaries have authorized the disclosure of any such Confidential Information or Trade Secrets, nor has any such Confidential Information or Trade Secrets been disclosed to any Person (other than to employees of the Company or its Subsidiaries), other than pursuant to a written confidentiality agreement which agreements, to the Knowledge of the Company and subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, are valid and binding on the counterparty thereto, except as may be limited by the Enforceability Exceptions. To the Knowledge of Company, there has been no material breach of any such obligations of confidentiality with respect to any such Confidential Information and/or Trade Secrets. Except as a result of the commencement of the Bankruptcy Case, the Company and each of its Subsidiaries, as applicable, is in compliance with the terms of any agreements or understandings relating to any such Confidential Information or Trade Secrets to which the Company or such Subsidiary is a party or that otherwise binds the Company or any of its Subsidiaries.

(e) Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Body, (i) neither the Company nor any of its Subsidiaries has received from the Reference Date to the date hereof any written notice challenging or contesting the validity or ownership of any Company Intellectual Property nor have any reasonable grounds for such a claim been made in writing or, to the Knowledge of the Company, been made orally, and (ii) since the Reference Date to the date hereof, no written claim by any third party contesting the validity or enforceability of any of the Company Intellectual Property has been made or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect the portions of the E-Commerce Platform included in the Company Intellectual Property and all Confidential Information received, used or transmitted thereby, from any unauthorized intrusion, breach, use, access, interruption or modification by any third party. Since the Reference Date to the date hereof, there have been no (i) failures, breakdowns, outages or bugs affecting the Acquired Business that have caused any material disruption or interruption in or to the use of the E-Commerce Platform or the operation of the E-Commerce Platform, in each case with respect to such portions thereof, which have not been remediated or (ii) to the Knowledge of the Company, security breaches of, or other unauthorized access to, such portions of the E-Commerce Platform and/or any such Confidential Information or customer sensitive or personal information included in the Company Intellectual Property that is associated with, used or transmitted by, the E-Commerce Platform.

(g) To the Knowledge of the Company, the portions of the E-Commerce Platform included in the Company Intellectual Property do not contain any viruses, back doors, worms, Trojan horses, disabling code, drop dead devices, time locks, or spyware. Since the Reference Date to the date hereof, the Company and the Subsidiaries have used commercially reasonable efforts to detect, discover and remediate any viruses, back doors, worms, Trojan horses, disabling code, drop dead devices, time locks, or spyware in the portions of the E-Commerce Platform included in the Company Intellectual Property.

3.10 Data Security. The Company and its Subsidiaries have complied at all times since the Reference Date and in all material respects with all of the applicable published privacy policies and with all applicable Privacy Laws pertaining to privacy, User Data, Personal Information and the PI Databases. Except as set forth on Schedule 3.3(a) and assuming that (w) requisite Bankruptcy Court approvals are obtained, and (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 3.3(b) are made, given or obtained (as applicable), neither the execution, delivery or performance by Sellers of this Agreement nor the consummation by the Sellers of any of the transactions contemplated by this Agreement, nor the assignment to Purchaser of the User Data or any PI Databases included in the Acquired Assets, will result in any material violation of any such privacy policy or any Privacy Laws pertaining to privacy, User Data or Personal Information except, in each case, for any such violation that is not material to the Acquired Business taken as a whole. Since the Reference Date, the Company and Subsidiaries have implemented and maintained a security plan designed to protect, including commercially reasonable administrative, technical and physical safeguards designed to protect, Personal Information against loss, damage, and unauthorized access, use, modification, or other misuse. Since the Reference Date to the date hereof, no legal proceedings have been asserted or, to the Knowledge of the Company, are threatened against the Company or its Subsidiaries by any Person with respect to the security of Personal Information or User Data, in each case, as included in the Acquired Assets.

3.11 Brokers. Except as set forth on Schedule 3.11, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any of its Subsidiaries and is entitled to a fee or commission in connection with the transactions contemplated by this Agreement from the Company or any of its Subsidiaries.

3.12 Taxes. Except as set forth on Schedule 3.12, in each case, to the extent relating to the Business, the Acquired Assets, or the Assumed Liabilities:

(a) Each Seller has timely filed (taking into account any valid extensions) all material Tax Returns required to be filed by such Seller and has timely paid all material Taxes (whether or not shown or required to be shown on any Tax Return). No Seller is currently the beneficiary of any extension of time within which to file any material Tax Return relating to the Business or the Acquired Assets other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) No deficiencies for any material amount of Taxes have been proposed, asserted or assessed against any Seller in writing as of the date hereof that are still outstanding.

(c) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the Acquired Assets.

(d) No examination or audit of any material Tax Return of any Seller or any administrative or judicial proceeding in respect of any material amount of Tax is currently pending or threatened in writing.

(e) No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(f) No Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of material Taxes that are still outstanding.

(g) No Seller is a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements the primary subject of which is not Taxes) relating to the Acquired Assets or Assumed Liabilities.

3.13 Absence of Certain Changes. Since December 31, 2019, (a) Sellers have conducted the Acquired Business in the Ordinary Course of Business, except as a result of the commencement of the Bankruptcy Case or actions related to this Agreement, (b) there has not been any Material Adverse Effect and (c) no action has been taken with respect to the Acquired Business or the Acquired Assets that would have required the consent of Purchaser under Section 6.1 if undertaken after the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date.

4.1 Organization and Qualification.(a) Purchaser (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.2 Authorization of Agreement. The execution, delivery and performance of the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated thereby, have been duly and validly authorized by all requisite corporate or similar organizational action, and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery or performance of the Transaction Documents by Purchaser. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by Purchaser, and, assuming this Agreement and each of the other Transaction Documents is a valid and binding obligation of Sellers, this Agreement constitutes, and each other Transaction Document will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3 Conflicts; Consents.

(a) Except as set forth on Schedule 4.3(a) and assuming that (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3(b) are made, given or obtained (as applicable), and (y) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, do not: (i) violate the certificate of formation, limited liability company agreement or equivalent organizational documents of Purchaser; (ii) violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any Encumbrance on any property or asset of Purchaser under, any Contract; except, in each case, for any such violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

(b) Except as set forth on Schedule 4.3(a), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except (i) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

4.4 Financing(a) . Purchaser has as of the date hereof and will have at the Closing sufficient funds in an aggregate amount necessary to pay the Purchase Price, to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other transactions contemplated by this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with the transactions contemplated by this Agreement. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

4.5 Brokers. There is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.6 No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser that will adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

4.7 Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management or board of directors (or applicable governing body) of the Company or its Subsidiaries, any holder of equity or debt securities of the Company or its Subsidiaries, or any lender or creditor of the Company or its Subsidiaries, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the other transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Company to entertain, negotiate or participate in any such transactions

4.8 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, each of Sellers acknowledges that neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to any Seller by Purchaser.

4.9 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the representations and warranties made by Sellers to Purchaser and Guarantor in Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) (the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind made to Purchaser, Guarantor or any member of the Purchaser Group and on which Purchaser, Guarantor and the Purchaser Group may rely in connection with the transactions contemplated by this Agreement. Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (other than solely to the extent expressly set forth in the Express Representations) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (a) with respect to the completeness or accuracy of, or any omission to state or to disclose, any information, including in the Projections, the confidential information presentation prepared by Guggenheim Securities, LLC (the “Information Presentation”), in that certain datasite administered by Box, Inc. (the “Dataroom”), any Projections or in any meetings, calls or correspondence with management of the Company and its Subsidiaries or any other Person on behalf of the Company, its Subsidiaries or any of their respective Affiliates or Advisors and (b) the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, or prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, in each case, are specifically disclaimed by Sellers, and that neither Purchaser, Guarantor nor any member of the Purchaser Group has relied on any such representations, warranties or statements. Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and Guarantor have relied solely on the results of the Purchaser Group’s own independent investigation and verification, and has not relied on, is not relying on, and will not rely on, the Information Presentation, any Projections or any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or the Company, its Subsidiaries or any of their respective Affiliates or Advisors, or any failure of any of the foregoing to disclose or contain any information, except to the extent express set forth in the Express Representations (it being understood that Purchaser, Guarantor and the Purchaser Group have relied only on the Express Representations). Nothing in this Section 4.9, however, shall relieve the Seller Parties from any Liability on account of Fraud.

ARTICLE V

BANKRUPTCY COURT MATTERS

5.1 Bankruptcy Actions.

(a) The Company shall pursue diligently the entry of the Sale Order. Purchaser shall promptly take all actions as are reasonably requested by the Company to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things providing necessary assurances of performance by Purchaser under this Agreement and the Plan, and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing. In the event that the entry of the Sale Order is appealed or a stay pending appeal is sought, the Company shall oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, re-argument, reconsideration or revocation). Notwithstanding the foregoing, any resulting changes to this Agreement or any other agreement or document contemplated hereby or resulting changes to the Plan or the Sale Order shall be subject to the approval of Purchaser in its discretion.

(b) The Company has, pursuant to the Bidding Procedures Order, received the applicable consent to provide the following Bid Protections to the Purchaser:

(i) a break-up fee payable to Purchaser upon and pursuant to the events set forth in the Bidding Procedures Order in an amount equal to $400,000 (the “Break-Up Fee”); and

(ii) documented expense reimbursement payable to Purchaser upon and pursuant to the events set forth in the Bidding Procedures Order, not to exceed $100,000 (the “Expense Reimbursement”).

(c) As promptly as practicable after the date hereof, and in any event no later than two (2) days after execution of this Agreement, the Company shall file with the Bankruptcy Court a notice that it has selected Purchaser as the Stalking Horse Bidder (as defined in the Bidding Procedures Order).

(d) The Company shall (i) provide Purchaser with drafts of any and all pleadings and proposed orders to be filed or submitted in connection with this Agreement and the transactions contemplated hereby, and such pleadings and proposed orders shall be in form and substance reasonably acceptable to Purchaser and (ii) make reasonable efforts to consult and cooperate with Purchaser regarding any discovery taken in connection with seeking entry of the Bidding Procedures Order and the Sale Order (including any depositions).

(e) The Company and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. The Company and Purchaser acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about the Company to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction. The bidding procedures to be employed with respect to this Agreement and any Auction shall be those approved in the Bidding Procedures Order.

(f) Notwithstanding any other provision of this Agreement to the contrary, Purchaser acknowledges that Sellers and their Affiliates and Advisors are and may continue soliciting inquiries, proposals, or offers for the Acquired Assets in connection with any Alternative Transaction.

(g) Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information, and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

(h) Nothing in this Section 5.1 shall prevent Sellers from modifying the bidding procedures as necessary or appropriate to maximize value for Sellers’ estates in accordance with each Seller’s fiduciary obligations.

5.2 Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay the Cure Costs and cure any and all other defaults and breaches under the Assigned Contracts as required for such Contracts to be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement.

5.3 The Sale Order. The Sale Order shall, among other things, (a) approve and direct, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances expressly included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize, empower and direct Sellers to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of section 363(m) of the Bankruptcy Code; (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; (e) find that Purchaser has provided adequate assurance (as that term is used in section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts; (f) find that Purchaser shall have no Liability for any Excluded Liability; and (g) find that there was no violation of section 363(n) of the Bankruptcy Code. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, and (y) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.

5.4 Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require the Company or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Business of Sellers. Until the earlier of the termination of this Agreement and the Closing, except (w) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Facility, (x) as required by applicable Law, (y) as otherwise required by the terms of this Agreement or as set forth on Schedule 6.1 or (z) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall conduct the Acquired Business only in the Ordinary Course and shall not:

(a) terminate (other than by expiration), or amend or modify (other than by automatic extension or renewal) the terms of any Assigned Contract;

(b) settle or compromise any pending or threatened Action that could give rise to liabilities that are not Excluded Liabilities;

(c) sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Acquired Assets, other than (i) sales of Inventory in the Ordinary Course, (ii) licenses of Intellectual Property granted on a non-exclusive basis, (iii) the expiration of Intellectual Property at the end of the governing terms thereof or abandonment or lapse of Company Intellectual Property that is not material or (iv) pursuant to existing Contracts;

(d) subject any portion of the Acquired Assets to any Encumbrance, except for Permitted Encumbrances;

(e) enter into any agreement that limits or restricts the conduct of the Acquired Business in any location or with any Person;

(f) allow any insurance policies covering the Acquired Assets to lapse unless replaced with insurance policies providing substantially similar coverage with respect to the Acquired Assets;

(g) take the actions set forth on Schedule 6.1(g); or

(h) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the business of the Sellers prior to the Closing.

6.2 Access to Information.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), the Sellers will (x) provide Purchaser and its authorized Advisors with reasonable access to, and upon reasonable advance notice and during regular business hours, furnish reasonably promptly, such information concerning the Acquired Business, the Acquired Assets and/or the Assumed Liabilities, including such financial, operating and other data and information related to the Acquired Business, the Acquired Assets and/or the Assumed Liabilities, as Purchaser or any of its representatives may reasonably request and (y) instruct the representatives of the Company and its Subsidiaries to cooperate to provide the access contemplated by the foregoing clause (x); provided that (i) such access does not unreasonably interfere with the normal operations of the Company and its Subsidiaries, (ii) such access will occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access will be directed to Ray McKown or such other Person(s) as the Company may designate in writing from time to time and (iv) nothing herein will require the Company to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws or the provisions of any agreement to which the Company or any of its Subsidiaries is bound or would violate any fiduciary duty; provided that, in the event that the Company withholds access or information in reliance on the foregoing clause (A) or (B), the Company shall provide (to the extent possible without waiving or violating the applicable agreement, legal privilege or Law) notice to Purchaser that such access or information is being so withheld and shall use commercially reasonable efforts to provide such access or information in a way that would not risk waiver of such legal privilege or applicable Law.

(b) The information provided pursuant to this Section 6.2 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein; provided that the Confidentiality Agreement shall terminate upon the Closing in accordance with its terms. Purchaser will, and will cause its Advisors to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to Purchaser or any of its Advisors. Neither the Company nor any of Sellers makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Representations.

(c) Without limiting Section 9.3, from and after the Closing for a period of three (3) years following the Closing Date (or, if later, the closing of the Bankruptcy Case), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to books and records relating to the Acquired Business, Acquired Assets and Assumed Liabilities with respect to periods or occurrences prior to the Closing Date. Unless otherwise consented to in writing by the Company, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any such books and records without first offering to surrender to the Company such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution); provided that any out-of-pocket cost and expense incurred by Purchaser as a result of providing such assistance, support and cooperation shall be at the sole cost and expense of Sellers; provided further that Purchaser shall inform Sellers of, and obtain Sellers’ written consent prior to incurring, any such cost and expense and, in the absence of the receipt of such prior written consent from Sellers, shall not be deemed to have breached its obligation under this sentence solely by virtue of not having provided the requested assistance, support or cooperation to which Sellers have not consented.

(d) Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, their business or the transactions contemplated by this Agreement without the prior written consent (which may be via email) of Ray McKown or such other Person(s) as the Company may designate in writing from time to time. The Company shall use good faith efforts to introduce Purchaser to third party vendors in respect of the Company’s loyalty/rewards and credit cards programs.

(e) Without limiting Section 6.2(c), from and after the Closing Date, the Company shall not and shall cause the other Seller Parties not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers, Advisors and employees of Purchaser or its Affiliates or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or its Affiliates, any Confidential Information or Trade Secret, in each case which is used exclusively in the Acquired Business or, if not used exclusively in the Acquired Business, any such disclosure, revealing, divulgence, or communication shall be only in the ordinary course of business of the Excluded Business or the Going Out of Business Sale. The Seller Parties shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law. To the extent practical and legally permissible, the applicable Person shall notify Purchaser of its intention to make such disclosure and provide a list of the Confidential Information that such Person intends to disclose prior to making such disclosure. The Company and its Subsidiaries agree to cooperate with Purchaser so that Purchaser may seek, at its sole cost and expense, an appropriate protective order.

6.3 Regulatory Approvals.

(a) The Company will (i) make or cause to be made all filings and submissions required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.3, (ii) cooperate with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with such filings and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings.

(b) Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the transactions contemplated by this Agreement, (ii) cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be requested in connection with such filings and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances.

6.4 Reasonable Efforts; Cooperation.

(a) Subject to the other terms of this Agreement provisions hereof, each Party shall, and shall cause its Advisors to, use its reasonable best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The “reasonable best efforts” of the Company or Purchaser will not, except as expressly required hereunder, require the Company, Purchaser or any of their respective Subsidiaries, Affiliates or Advisors to expend any money, to remedy any breach of any representation or warranty, to commence any Action, to waive or surrender any right, to modify any Contract or to waive or forego any right, remedy or condition hereunder.

(b) The obligations of the Company pursuant to this Agreement, including this Section 6.4, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), the DIP Facility, and each of Sellers’ obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

6.5 Notification of Certain Matters.

(a) The Company will promptly notify Purchaser of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body related to or in connection with the transactions contemplated by this Agreement; and (iii) promptly upon discovery thereof, any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(b) not to be satisfied. If the subject matter of any such notification required by the previous sentence requires any change in the Schedules, the Company shall deliver to Purchaser prior to the Closing a supplement to such Schedule (the “Updated Schedules”) with such change; provided that in no event will any Updated Schedule serve to amend, supplement or modify the Schedules for purposes of Section 7.2(b); provided further that if the Closing occurs, the Updated Schedules will be considered and deemed to be part of the Schedules for all purposes under this Agreement, and each reference in this Agreement to a particular Schedule will mean such Schedule in, or as updated by, the Updated Schedules.

(b) Purchaser will promptly notify the Company of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body related to or in connection with the transactions contemplated by this Agreement; (iii) any Actions relating to or involving or otherwise affecting Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 or that relate to the transactions contemplated by this Agreement; and (iv) any breach or inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.5(a) will not limit the remedies available to Sellers under or with respect to this Agreement.

6.6 Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. In addition, at no cost to Purchaser, Seller shall deliver the Acquired Assets set forth on Schedule 6.6 to Purchaser not later than twenty (20) Business Days after the Closing Date (the “Transition Period”).

6.7 Insurance Matters. Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to Sellers and the Acquired Assets that is maintained by any Seller or its Affiliates (whether such policies are maintained with third party insurers or with such Seller or its Affiliates) shall cease to provide any coverage to Purchaser and the Acquired Assets and no further coverage shall be available to Purchaser or the Acquired Assets under any such policies.

6.8 Receipt of Misdirected Assets. From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the Company, and such right, property or asset will be deemed the property of the Company held in trust by Purchaser for the Company until so transferred.

6.9 Acknowledgment by Purchaser.

(a) Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of the Company and its Subsidiaries and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser, Guarantor and the Purchaser Group have relied solely on the results of the Purchaser Group’s own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser, Guarantor or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except to the extent expressly set forth in the Express Representations (it being understood that Purchaser, Guarantor and the Purchaser Group have relied only on the Express Representations). Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser, Guarantor or any member of the Purchaser Group and on which Purchaser, Guarantor or any member of the Purchaser Group may rely in connection with the transactions contemplated by this Agreement; and (ii) (other than solely to the extent expressly set forth in the Express Representations) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) with respect to the completeness or accuracy of, or any omission to state or to disclose, any information including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries, any of the Seller Parties or any other Person on behalf of the Company, its Subsidiaries or any of the Seller Parties or any of their respective Affiliates or Advisors and (2) the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, contracts, or prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, in each case, are specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties, and each Seller. Each of Purchaser and Guarantor, on its own behalf and on behalf of the Purchaser Group: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is relying on and will rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and each of Purchaser and Guarantor, on its own behalf and on behalf of the Purchaser Group, hereby waives, all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding the Company, its Subsidiaries or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, Liabilities, prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser Group of the Company and its Subsidiaries, Purchaser, Guarantor and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser and Guarantor to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) each of Purchaser and Guarantor is familiar with such uncertainties, and (iv) each of Purchaser and Guarantor is taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it will not assert, institute, or maintain, and will cause each member of the Purchaser Group not to assert, institute or maintain, any Action that makes any claim contrary to the agreements and covenants set forth in this Section 6.9, including any such Action with respect to the distribution to Purchaser, Guarantor or any member of the Purchaser Group, or Purchaser’s, Guarantor’s or any member of the Purchaser Group’s use, of the information, statements, disclosures or materials in the Information Presentation, the Dataroom or Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d) Each of Purchaser and Guarantor acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that the covenants and agreements contained in this Section 6.9 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years; and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 6.9, Sellers would not enter into this Agreement.

(e) Nothing in this Section 6.9, however, shall relieve the Seller Parties from any Liability on account of Fraud.

6.10 IP License Back. From and after the Closing Date, Purchaser hereby grants to each Seller and its respective Affiliates (collectively “GOB Licensees”) a limited, non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable right and license to use (and to permit the Consultants to use) (i) the Transferred Trademarks set forth on Schedule 6.10(i) (the “GOB Trademarks”) solely as such GOB Trademarks have been used on or in connection with physical store locations, products, promotions and advertisements (including promotional materials) and the Excluded Business of the GOB Licensees, in each case solely (a) in connection with the sale of existing inventory of the Excluded Business (and any other products permitted by the Bankruptcy Court to be sold by the GOB Licensees or Consultants, including Additional Consultant Goods (as defined in the GOB Sale Order)) at the existing brick and mortar locations in the wind-down plan of Sellers’ estates as administered by or on behalf of Gordon Brothers and the GOB Licensees or (b) as such trademarks have historically used by the Sellers and other GOB Licensees or as retailer trademarks are customarily used in connection with going out of business sales of the type envisioned by this Agreement (clauses (a) and (b), the “Going Out of Business Sale”), or (ii) the Transferred Trademarks set forth on Schedule 6.10(ii) in connection with the (a) continued operation of the Sellers’ and their respective Affiliates in furtherance of the Going Out of Business Sale and (b) the wind-down of the Sellers and their respective Affiliates (provided that such wind-down shall, following the GOB Period, exclude any sale, promotion, or commercialization of any consumer products or product inventory), but may include the sale of non-product assets (e.g., equipment, machinery, fixtures, etc.) (this clause (ii), the “Wind-Down”)). Such license (I) with respect to the Going Out of Business Sale, will terminate upon the date which is the earlier of the conclusion of the Going

Out of Business Sale or October 31, 2020 (the period of time from the Closing until such date, the “GOB Period”) and (II) with respect to the Wind-Down, will terminate December 31, 2020 (the period of time from the Closing until such date, the “Wind-Down Period”); provided however, that subject to Section 6.15, no GOB Licensee, nor the Company or any of its Subsidiaries, shall (a) take any action that would impair in any material respect the value of or goodwill associated with the any of the Transferred Trademarks, or (b) apply the GOB Trademarks to any product or any other materials for the sale, promotion, or commercialization of any retail store or consumer product (including promotional materials) unrelated to the Going Out of Business Sale (unless approved by Purchaser) or use the GOB Trademarks in connection with any location that was not existing as of the Closing. Each of the GOB Licensees acknowledges and agrees that, as of the Closing, the GOB Trademarks shall be the exclusive property of the Purchaser (subject to the rights of the GOB Licensees pursuant to Sections 6.10-6.16), and that any and all goodwill arising in connection with the use of the GOB Trademarks inures solely to Purchaser. The GOB Licensees shall use the GOB Trademarks in accordance with quality control requirements regarding the character and quality of the goods, services and promotional materials provided in association with the GOB Trademarks, and such quality control obligations shall be deemed to be met so long as the goods, services and promotional materials provided in association with the GOB Trademarks are of a character and quality substantially equivalent to or better than the quality of those provided by the Company and its Subsidiaries in the twelve (12) month period prior to the Closing or not of a character or quality that would impair in any material respect the value of or goodwill associated with the applicable GOB Trademark. At the end of the GOB Period, the license to the GOB Trademarks with respect to the Going Out of Business Sale shall terminate, and each of the GOB Licensees shall cease, and each shall cause all others operating under or pursuant to any license of the GOB Trademarks granted in this Section 6.10, to cease all usage of the GOB Trademarks with respect to the Going Out of Business Sale. At the end of the Wind-Down Period, the license to the GOB Trademarks with respect to the Wind-Down shall terminate, and each of the GOB Licensees shall cease, and cause all others operating under or pursuant to any license of the GOB Trademarks granted in this Section 6.10 to cease, all usage of the GOB Trademarks with respect to the Wind-Down. For purposes hereof, “Consultants” means (i) the Consultant (as defined in the ORDER (I) AUTHORIZING THE DEBTORS TO WIND-DOWN OPERATIONS, (II) AUTHORIZING THE DEBTORS TO CONDUCT STORE CLOSING, AND (III) GRANTING RELATED RELIEF [Docket 744], and (ii) the GOB Licensees’ and the Consultant’s respective Affiliates, service providers, vendors and platforms, in each case solely in support of the Going Out of Business Sale and subject to the limits of this Agreement.

6.11 Going Out of Business Sale Domain Name and Subdomain Support and Preservation. In conjunction with the Going Out of Business Sale and the Wind-Down and the rights and licenses granted in Sections 6.10-6.16, (i) during the GOB Period and Wind-Down Period, and terminating at the conclusion of the Wind-Down Period, Purchaser shall not (and shall not permit any Person to) sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, let lapse, fail to maintain or otherwise dispose of, the Internet domain names and subdomains set forth on Schedule 6.11(i) (the “GOB Domains”); (ii) during the Transition Period, and terminating at the conclusion of the Transition Period, Purchaser shall not (and shall not permit any Person to) modify any DNS records (including MX records, CPART records, CNAME records, A records, or TXT records) relating to, referencing, or with respect to any of the GOB Domains and, at the conclusion of the Transition Period, (x) Purchaser shall be entitled to redirect the DNS (including MX records, CPART records, CNAME records, A records, or TXT records) relating to, referencing, or with respect to any of the GOB Domains to sites maintained by Purchaser (and away from the sites used by Sellers at the time of the Closing), provided that the new sites shall maintain the GOB banner and GOB store finder as provided herein and otherwise comply with the requirements of this Agreement, and (y) Company shall not prohibit Purchaser from conducting ecommerce sales on the GOB Domains; (iii) during the Wind-Down Period, and terminating at the conclusion of the Wind-Down Period, Purchaser shall not (and shall not permit any Person to) sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, let lapse, fail to maintain or otherwise dispose of, the Internet subdomains set forth on Schedule 6.11(iii) (the “Seller Subdomains”) or modify any DNS records (including MX records, CPART records, CNAME records, A records, or TXT records) relating to, referencing, or with respect to any of the Seller Subdomains; (iv) during the GOB Period and Wind-Down Period, and terminating at the conclusion of the Wind-Down Period, the GOB Licensees shall have the non-exclusive right to use the GOB Domains as an internal network domain and the non-exclusive right to use the GOB Domains as part of any email address, and Company shall use such email addresses for internal communications and external communications (but excluding for marketing or sales offers or campaigns and/or promotional emails), and Purchaser may use the GOB Domains as part of an email address except for email addresses notified by the Company to Purchaser prior to Closing; and (v) during the GOB Period and terminating at the conclusion of the GOB Period, on the landing page on each website located on the GOB Domains (a) a full width banner of 250 pixels height (and a corresponding proportional height for mobile applications) shall be posted in the most prominent location at the top of the initial and main page of the website at the domain address for such GOB Domains, (b) a similar banners or link, as applicable, on the initial and main page of the GOB Social Media Accounts (as described in Schedule 6.12), in each case of (a) and (b), which banner or link will include a link to a “Store Finder” that will enable visitors to search by zip code and find their desired location of the Going Out of Business Sale during the GOB Period, and with a “look and feel” and other content, in all cases as reasonably directed by Purchaser, provided such “look and feel” and other content are consistent with those historically used by the Sellers and other GOB Licensees or customarily used in connection with going out of business sales of the type envisioned by this Agreement and (c) a separate webpage containing such “Store Finder” and with a “look and feel” and content (including discount information), in all cases as reasonably directed by Purchaser or its designee. Purchaser shall cause to be promptly made such modifications reasonably requested by the Company or its designee to the banners and “Store Finder” in connection the Going Out of Business Sale during the GOB Period, provided that Purchaser shall not be required to modify each of such banners and “Store Finder” more often than one (1) time per week. All GOB related banners, and the “Store Finder,” will be deleted from the GOB Domains and GOB Social Media Accounts at the end of the GOB Period.

6.12 Going Out of Business Sale Social Media Accounts Support and Preservation. In conjunction with the Going Out of Business Sale during the GOB Period and the licenses and rights granted in Sections 6.10-6.16, Purchaser: (i) hereby grants to the Company and its Subsidiaries (and their designees) during the GOB Period the non-exclusive right to post to each of the Social Media Accounts set forth on Schedule 6.12 (the “GOB Social Media Accounts”) and the SMS short code set forth on Schedule 6.12 (the “GOB Short Code”), content associated with the Going Out of Business Sale during the GOB Period and Purchaser shall, at the Closing, provide the Company (or its designee) with access (including usernames and passwords and the use of any other tools or platforms utilized by Purchaser or its Affiliates) to such GOB Social Media Accounts sufficient to permit them to so post or send content, and cooperation and assistance with respect thereto; (ii) shall not (and shall not permit any Person to) sell, assign, license, transfer, convey, lease, surrender, relinquish, abandon, let lapse, fail to maintain or otherwise dispose of, during the GOB Period, any GOB Social Media Accounts or GOB Short Code; and (iii) shall not permit any Person other than the GOB Licensees, the Consultants or the Purchaser to post content to the GOB Social Media Accounts, and shall comply with the obligations and restrictions on Schedule 6.12 in connection with the GOB Social Media Accounts during the GOB Period. In addition, at Company’s request and direction, Purchasers shall purchase for the Company and place ads using the GOB Social Media Accounts, subject to Company’s payment in advance of any related costs.

6.13 Wind-Down Use of The Customer Data, User Data, and PI Databases. In support of the Going Out of Business Sale, and only during the GOB Period and in conjunction with the licenses and rights licenses granted in Sections 6.10-6.16, Purchaser hereby grants the Company and its Subsidiaries (and their designees) during the GOB Period the right to send up to seven (7) emails per week and (pursuant to Section 6.12) up to two (2) text messages on the GOB Short Code per week, using (and per Person in) the Customer Data, User Data, and PI Databases included in the Acquired Assets (the “Lists”), subject to any opt-out decisions of any customer or target of any such communications and other legal requirements applicable to the Company and its Subsidiaries. The Company may, during the GOB Period, maintain control of a copy of the Lists to send such emails and texts. Purchaser shall not (and not permit any Person to) interfere with the rights granted hereunder, provided such emails and text messages consistent with communications historically made by the Sellers and other GOB Licensees or customarily used in connection with going out of business sales of the type envisioned by this Agreement. Purchaser shall, during the GOB Period, cooperate with Company and refrain from, sending more than three (3) emails per week and two (2) text messages per week, using (and per Person in) the Lists, including to promote Pier1.com, subject to any opt-out decisions of any customer or target of any such communications and other legal requirements applicable to Purchaser. Each Party acknowledges and agrees that it is in the best interest of the Purchaser and the Company that the GOB Trademarks be used in connection with the promotion and advertisement of both Pier1.com and the Going Out of Business Sale as historically used by the Sellers and other GOB Licensees or as retailer trademarks have been customarily used in connection with going out of business sales of the type envisioned by this Agreement, to enhance the value and awareness of the GOB Trademarks. For the avoidance of doubt, an email or text message, as referred to in this Section 6.13, means a substantially similar email or text message sent (including in batches) to some or all of the Persons in the Lists (and not one email to one Person). Each of Purchaser and the Company shall, during the GOB Period, (i) before the end of each day, electronically send to the other a file containing the List user ID of any Person who has “opted out” during such day, and (ii) thereafter refrain from sending any emails to the email address associated with such user IDs. Purchaser and Company shall, prior to Closing, agree to the manner in which they will exchange such user IDs. Company shall, at the Closing, provide the Purchaser with access (including usernames and passwords and the use of any other tools or platforms utilized by the Company) sufficient to permit them to send text messages using the GOB Short Code, and cooperation and assistance with respect thereto, and the Purchaser shall be responsible and liable for all texts that it sends pursuant to this Agreement and shall indemnify and hold harmless the GOB Licensees for any third party claims arising out of or related to any such texts.

6.14 Stop-Gap Licenses. Subject to the other rights and limited license granted in Sections 6.10-6.16, from and after the Closing Date, Purchaser hereby grants to the GOB Licensees and the Consultants as part of the Going Out Of Business Sale, and the GOB Licensees as part of the Wind-Down, a limited, non-exclusive, royalty-free, fully paid-up, irrevocable license to the Intellectual Property included in the Acquired Assets (other than with respect to Intellectual Property referenced in clauses (ii), (iv), or (viii) of the definition of Intellectual Property and excluding any use of the Lists except to the extent (with prior notice to Purchaser the extent reasonably practicable) required or requested by a Governmental Body or applicable Law) and used in the operation of the GOB Licensees as of the Closing, solely in connection with the Going Out Of Business Sale until the end of the GOB Period and, and solely in connection with the Wind-Down until the end of the Wind-Down Period.

6.15 Messaging; Cooperation; Character; Encumbrance.

(a) Purchaser shall not (and shall not permit any other Person to) issue any press release or other public statement that states, or could reasonably be construed by a reasonable consumer to mean, that any GOB Licensee is no longer conducting “going out of business” or “store closing” sales at their stores, or otherwise interfere with or undermine any promotion that states that any GOB Licensee is conducting “going out of business” or “store closing” sales at their stores. Upon the Company’s request, Purchaser shall reasonably cooperate and assist GOB Licensees and the Consultants in connection with the implementation and execution of their advertising program with respect to the Going Out of Business Sale, provided that any out of pocket costs of Purchaser shall be borne by the Sellers.

(b) For purposes of this Article 6, and anything herein to the contrary notwithstanding, association of a GOB Trademark with the Bankruptcy Case, Going Out of Business Sale, or Wind-Down as historically used by the Sellers and other GOB Licensees or as retailer trademarks have been customarily used in connection with going out of business sales of the type envisioned by this Agreement shall not be considered to be an impairment to the value or goodwill thereof, and the use of a GOB Trademark for the Going Out of Business Sale or Wind-Down as historically used by the Sellers and other GOB Licensees or as retailer trademarks have been customarily used in connection with going out of business sales of the type envisioned by this Agreement shall not be considered to be of a different character than the character of the use of such GOB Trademark prior to the Closing.

(c) Notwithstanding anything to the contrary contained herein, Seller and its Affiliates (i) shall, in addition to the rights granted in Sections 6.10-6.15, have the right to continue to grant the rights and licenses previously granted pursuant to each agreement set forth on Schedule 6.15(c), provided that Seller shall not amend any such agreement to the extent such amendment would be adverse to the Transferred Trademarks, or take any action to lower the quality standards applicable to, or extend the scope or duration of, any such agreement; and (ii) shall have no obligation to cease use of (or cause others to cease use of) GOB Trademarks for fair use, for any necessary governmental filings, or in a manner not constituting trademark infringement or dilution.

6.16 Data Use Requirements. Prior to or at, and effective as of, the Closing Date, Purchaser shall update its privacy policy (including with respect to the GOB Domains and GOB Short Code to permit the activities contemplated in Section 6.13, which shall include updating such privacy policy to permit (i) the GOB Licensees and Consultants to assist Purchaser in e-commence operations, manage a database of customer information, hosting the sites at the GOB Domains, send special offers or perform other administrative services, and conduct other services design to assist in maximizing business potential, (ii) the disclosure and transfer of Personal Information to a subsequent owner, co-owner or operator of any site (including social media accounts or SMS short codes) or retail store branded with or operated using a Transferred Trademark or other Acquired Asset.

6.17 Purchaser Parent Guaranty. Guarantor, the majority parent owner of Purchaser, guarantees absolutely and unconditionally to Sellers (a) the due and punctual performance, when and as due, of all obligations, covenants and agreements of Purchaser arising under or pursuant to this Agreement (including, for the avoidance of doubt, the punctual payment of all sums, if any, now and hereafter owed by Purchaser hereunder) and (b) the accuracy of Purchaser’s representations and warranties set forth herein. Guarantor hereby makes the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.8 and 4.9 as to itself, and such representations and warranties shall apply mutatis mutandis as if the Guarantor were substituted for Purchaser therein.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of Sellers and Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a) no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

(b) the Bankruptcy Court shall have entered the Sale Order.

7.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) Sellers shall have delivered to Purchaser a certified copy of the Sale Order;

(b) the representations and warranties made by Sellers in Article III shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” (other than the use of “Material Adverse Effect” in Section 3.14(b) therein) and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the representations set forth in (x) Sections 3.1, 3.2, 3.4 and 3.11 will be true and correct in all respects, except for de minimis matters;

(c) Sellers shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to be performed by Sellers by the Closing;

(d) since the date hereof, no Material Adverse Effect shall have occurred;

(e) the e-commerce going-out-of-business sales shall have been completed; and

(f) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 2.4.

7.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a) the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby;

(b) Purchaser shall have performed or caused to be performed, in all material respects, all of the obligations and covenants required by this Agreement to be performed by Purchaser by the Closing; and

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.5.

7.4 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Purchaser;

(b) by written notice of either Purchaser or the Company, upon the issuance by any Governmental Body of an Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was caused by the breach or action or inaction of such Party;

(c) by written notice of either Purchaser or the Company, if the Closing shall not have occurred on or before July 31, 2020 (the “Outside Date”); provided that such Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by the breach or action or inaction of such Party;

(d) by written notice of either Purchaser or the Company, if the Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Bankruptcy Case;

(e) by written notice from Purchaser to the Company, if Sellers announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), other than a wind-down plan of Sellers’ estates post-Closing;

(f) by written notice from the Company to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser then the Company may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after the Company notifies Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to the Company at any time that the Company is in material breach of, any covenant, representation or warranty hereunder;

(g) by written notice from Purchaser to the Company, upon a breach of any covenant or agreement on the part of any Seller, or if any representation or warranty of any Seller will have become untrue, in each case, such that the conditions set forth in Section 7.2(b) or 7.2(c); provided that (i) if such breach is curable by such Seller then Purchaser may not terminate this Agreement under this Section 8.1(g) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) thirty (30) days after Purchaser notifies the Company of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder;

(h) by written notice from the Company to Purchaser, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.3;

(i) by written notice from the Company to Purchaser, if any Seller or the board of directors (or similar governing body) of any Seller determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(j) by written notice of either Purchaser or the Company, if (i) any Seller enters into one or more Alternative Transactions with one or more Persons other than Purchaser or the Successful Bidder or the Backup Bidder at the Auction or (ii) the Bankruptcy Court approves an Alternative Transaction other than with the Successful Bidder or the Backup Bidder; or

(k) by written notice from Purchaser to the Company, if Purchaser is not the Successful Bidder or the Backup Bidder at the Auction.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided that Section 2.2, this Section 8.2, and Article X shall survive any such termination. The Parties agree that if this Agreement is terminated in circumstances under which the Expense Reimbursement and/or Break Up Fee is payable, Purchaser’s receipt of the Expense Reimbursement and/or the Break Up Fee in accordance with this Agreement shall be the sole and exclusive remedy of Purchaser against Sellers and any of their respective Affiliates for any Liability, damage or other loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts, none of Sellers nor any of their respective Affiliates shall have any further monetary Liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

TAXES

9.1 Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use, or other Taxes and recording charges payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby (the “Transfer Taxes”) shall be borne and timely paid by Purchaser, and Purchaser shall timely file all Tax Returns related to any Transfer Taxes. Sellers and Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt all such transactions from any Transfer Taxes to the extent allowed under applicable Law.

9.2 Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall allocate the Purchase Price (and any Assumed Liabilities or other items treated as part of the purchase price for applicable income Tax purposes) first among the Sellers in accordance with the Acquired Assets being sold by each Seller, and then such amounts shall be further fallocated among the Acquired Assets sold by each Seller. As soon as commercially practicable, but no later than forty-five (45) days following the determination of the final Purchase Price, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as Purchase Price for U.S. federal income Tax purposes) among the Acquired Assets (the “Allocation”). If Sellers deliver a written objection within thirty (30) days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within thirty (30) days of Purchaser’s receipt of Sellers’ objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Sellers shall resolve such dispute and the resolution of such dispute shall be final and binding on the Parties. The Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

9.3 Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.

9.4 Tax Apportionment. Any real property, personal property, or similar Taxes that are applicable to the Acquired Assets, the Business, the Assumed Liabilities, or the Excluded Liabilities described in clause (i) of the definition thereof (other than Transfer Taxes) for a taxable period that includes but does not end on the Closing Date shall be apportioned to the Pre-Closing Tax Period based on the number of days in the portion of such taxable period that ends on and includes the Closing Date, divided by the number of days in the entire taxable period (the “Pre-Closing Apportioned Taxes,” and the remaining Taxes for such taxable period, the “Post-Closing Apportioned Taxes”). At least five (5) days prior to the Closing Date, Sellers shall deliver an estimate (the “Tax Apportionment Estimate”) of the Pre-Closing Apportioned Taxes and Post-Closing Apportioned Taxes, along with reasonable support therefore, based on amounts reported on the most recent Tax Returns prepared and/or filed by Sellers relating to such Taxes.

The Tax Apportionment Estimate shall be subject to Purchaser’s review and if Purchaser reasonably disputes any amount therein, the parties shall work in good faith to resolve such disputes before the Closing. At the Closing, if a positive number, the Sellers shall pay to the Purchaser an amount (the “Tax Apportionment Amount”) equal to the difference between: (i) any such Pre-Closing Apportioned Taxes that are to be payable by the Purchaser, minus (ii) any such Post-Closing Apportioned Taxes that are to be payable by the Sellers. If the Tax Apportionment Amount is a negative number, then the Purchaser shall pay to the Sellers the positive difference at the Closing. In each case, such payments shall be adjustments to the Closing Date Payment, and for all applicable Tax purposes, shall be treated as adjustments to the Purchase Price hereunder. Such payments shall be in full and final satisfaction of any obligations between the Purchaser and Sellers with respect to Taxes for any Straddle Period (other than in respect of Transfer Taxes, which shall be governed by Section 9.1), including in respect of Section 1.3(c) and Section 1.4(i).

9.5 Preparation of Tax Returns and Payment of Taxes.

(a) Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns for any Tax period ending on or before the date hereof and (ii) all income Tax Returns of Sellers. Except to the extent any Tax reflected on a return required to be prepared and filed by Sellers pursuant to this Section 9.5 is otherwise reflected as an adjustment to Purchase Price or constitutes an Assumed Liability, Sellers shall be responsible for paying any Taxes reflected on any Tax Return that Sellers are obligated to prepare and file under this Section 9.5(a).

(b) Purchaser shall prepare and timely file all other Tax Returns with respect to the Acquired Assets that are not addressed by Section 9.5(a). With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice, and shall provide Sellers with a draft of such Tax Returns at least thirty (30) days prior to the filing of any such Tax Return. Purchaser shall incorporate any changes reasonably requested by Sellers with respect to such Tax Returns if such Tax Returns could materially and adversely affect the Sellers or their Affiliates in a Pre-Closing Tax Period. Purchaser shall be responsible for paying any Taxes reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 9.5(b), except to the extent such Taxes constitute an Excluded Liability.

ARTICLE X

MISCELLANEOUS

10.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in Contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for five (5) years following the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Purchaser and Sellers Parties acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for five (5) years; and (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement.

10.2 Expenses. Whether or not the Closing takes place, except as otherwise provided herein (including, for the avoidance of doubt, Section 8.2), all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all Transfer Taxes will be allocated pursuant to Section 9.1 and (b) all Cure Costs will be allocated pursuant to Section 5.2.

10.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser or Guarantor:

Pier 1 Imports Online, Inc.

501 Beale St. PH1D

San Francisco, California 94105

Attn: Alex Mehr, alex@mehr.us

Taino Lopez, tai@tailopezcapital.com

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Facsimile: (213) 443-2708

E-mail: wchuchawat@sheppardmullin.com

Attention: Will Chuchawat

Notices to Sellers:

Pier 1 Imports, Inc.

PO BOX 961020

Fort Worth, TX 76161

Attention: Ray McKown

Email: grmckown@pier1.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Steve Toth

Mariska S. Richards

Joshua M. Altman

Email:	steve.toth@kirkland.com

mariska.richards@kirkland.com

josh.altman@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Joshua A. Sussberg, P.C.

Emily E. Geier

Email:	jsussberg@kirkland.com

emily.geier@kirkland.com

10.4 Binding Effect; Assignment. This Agreement shall be binding upon Purchaser, Guarantor and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser, Guarantor and the Company, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that Purchaser shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Purchaser, (b) in connection with the sale of all or any substantial portion of the assets of Purchaser or one or more Affiliates of Purchaser or (c) for collateral security purposes to any lender providing financing to Purchaser, provided further that in each case no such assignment shall relieve Purchaser or Guarantor of any of its obligations hereunder.

10.5 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and the Company or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.6 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party or any Subsidiary of Sellers will have any liability (whether in Contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.

10.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

10.9 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.10 Schedules. Each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent it is readily apparent on its face, without further inquiry or knowledge of the contents of any document disclosed in the Schedules, that such information disclosed is applicable to such other section of the Schedules. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement to the extent provided to Purchaser prior to the date hereof. The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

10.11 Complete Agreement. This Agreement, together with the Confidentiality Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 10.12 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty of any Seller made herein.

10.13 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.14 Governing Law; Waiver of Jury Trial.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY

COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 No Right of Set-Off. Purchaser, on its own behalf and on behalf the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Cash Payment or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

10.16 Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a facsimile machine, .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, .PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

10.17 Publicity. Neither the Company nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or the Company, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or the Company lists securities, provided that the Party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof; provided further that following the Closing, Purchaser shall be permitted to make one or more public statements that it has acquired the Acquired Business, the Acquired Assets and the Assumed Liabilities.

10.18 Bulk Sales Laws. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

10.19 Fiduciary Obligations. Nothing in this Agreement, or any document related to the transactions contemplated hereby, will require any Seller or any of their respective directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations. For the avoidance of doubt, Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of their estates.

ARTICLE XI

ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

11.1 Certain Definitions.

(a) “Action” means any Order, action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(b) “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d) “Alternative Transaction” means any transaction (or series of transaction), whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or any portion of the equity interests or any material portion of the assets thereof or any portion of the Acquired Assets (in any form of transaction, whether by merger, sale of assets or equity or otherwise); provided, however, that the foregoing shall not include sales of Inventory in the Ordinary Course.

(e) “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(f) “Bidding Procedures Order” means the Order (I) Establishing Bidding Procedures, (II) Scheduling the Bid Deadlines and the Auction, (III) Approving the Form and Manner of Notice Thereof, (IV) (A) Approving the Asset Purchase Agreement, (B) Authorizing the Sale of Assets, and (C) Authorizing the Assumption and Assignment of Executory Contracts and Unexpired Leases and (V) Granting Related Relief, Docket No. 102 in the Bankruptcy Case.

(g) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(h) “Cash and Cash Equivalents” means all of the Company’s cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Confidential Information” means any information concerning, including any formula, pattern, device or compilation of information, or which is used in, the Acquired Business, and includes, but is not limited to, proprietary technology, operating procedures and methods of operation, financial statements and other financial information, Trade Secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, the substance of agreements with customers, subcontractors and others, marketing and similar arrangements, servicing and training programs and arrangements, customer and subcontractor lists, User Data, customer Personal Information, customer profiles, customer preferences, customer-related data, and any documents embodying confidential and proprietary information.

(k) “Confidentiality Agreement” means that certain letter agreement, dated as of February 11, 2020, by and between the Company and its subsidiaries and controlled affiliates and Retail Ecommerce Ventures, LLC.

(l) “Consent” means any approval, consent, ratification, permission, waiver or other authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(m) “Contract” means any contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, purchase order, license or other agreement that is binding upon a Person or its property.

(n) “Customer Data” means Personal Information pertaining to current or former customers, or prospective customers, of Sellers, including email addresses and other contact information for current or former customers and data regarding purchases and purchase history, preferences and requirements, and all other data relating in any way to or associated with all current and former customers, in all cases collected and maintained by or on behalf of the Company or any Subsidiary from any Social Media Account or the E-Commerce Platform, excluding in all cases any data that is licensed from third parties that are in the business of enhancing or supplementing customer relationship management data as a service for other businesses.

(o) “DIP Facility” means the Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 20, 2020, by and among the Company, the Facility Guarantors (as defined therein), the Lenders (as defined therein), Bank of America, N.A. and Pathlight Capital LP.

(p) “Documents” means all of the Company’s written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, vendor lists and contact information, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(q) “E-Commerce Platform” means Systems operated by Sellers through which Sellers display and/or sell goods or services to consumers who place orders through, any internet-based site owned by a Seller, including the website located at “www.pier1.com” (and similar permutations thereof where such Internet domain names are owned by a Seller) and related internet or mobile application based sales, marketing, and advertising conducted by Sellers and Social Media Accounts owned and operated by Sellers.

(r) “Encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, pledge, security interest or similar interests, hypothecations, easements, rights of way, encroachments, Orders and conditional sale or other title retention agreements.

(s) “Fraud” means with respect to (i) Sellers, the intentional misrepresentation by such Sellers in the making by such Sellers to Purchaser of the Express Representations or the representations and warranties set forth in the certificate delivered by such Sellers pursuant to Section 2.4(e) or (ii) Purchaser or Guarantor, the intentional misrepresentation by Purchaser or Guarantor in the making by Purchaser or Guarantor to Sellers of the representations and warranties set forth in Article IV, the certificate delivered by Purchaser pursuant to Section 2.5(c), in each case of clause (i) or (ii), that constitutes common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

(t) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(u) “Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(v) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(w) “Intellectual Property” means all of the following: (i) patents, patent applications, inventions and intellectual property in patent disclosures; (ii) trademarks, service marks, trade dress and corporate names, registrations and applications for any of the foregoing, together with all goodwill associated with each of the foregoing; (iii) copyright registrations, rights in copyrightable works and copyright applications; (iv) Internet domain names and Social Media Accounts; (v) Trade Secrets; (vi) all forms of intellectual property rights in Software; (vii) all forms of intellectual property rights in drawings, schematics and other technical plans; (viii) all right of publicity; and (ix) all other intellectual property rights arising under the Laws of any jurisdiction.

(x) “Intellectual Property Agreements” means all licenses, consent to use agreements, coexistence agreements, and covenants not to sue with respect to any Company Intellectual Property that is used in or held for use in the Acquired Business, to which the Company or any Subsidiary is a party, other than (i) ancillary or incidental licenses, and (ii) non-exclusive licenses granted in the ordinary course of business, in each case, to the extent included in the Assigned Contracts.

(y) “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers.

(z) “Knowledge of the Company”, “Company’s Knowledge” and words of similar import mean the actual knowledge after due inquiry of Ray McKown, Robert Riesbeck and Matt Johnson.

(aa) “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(bb) “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(cc) “Material Adverse Effect” means any state of facts, circumstance, event, change, condition, development, occurrence, or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the (x) assets, liabilities, business, results of operations or financial condition of the Acquired Business or the Acquired Assets and Assumed Liabilities, taken as whole or (y) ability of Sellers to consummate the transactions contemplated hereby; provided that none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: (i) Effects in, arising from or relating to general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) Effects in, arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, any of its territories, possessions, or diplomatic or consular offices or any of its military installations, assets, equipment or personnel, (iii) Effects in, arising from or relating to financial, banking, or securities markets (including (A) any disruption of any of the foregoing markets, (B) any change in currency exchange rates, (C) any decline or rise in the price of any security, commodity, Contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement), (iv) Effects in, arising from or relating to changes in GAAP, (v) Effects in, arising from or relating to changes in, Laws or other binding directives or determinations issued or made by or agreements with any Governmental Body, (vi) Effects in, arising from or relating to (A) the taking of any action contemplated by this Agreement or at the request of Purchaser or its Affiliates or (B) the failure to take any action if such action is prohibited by this Agreement, (C) Purchaser’s failure to consent to any Seller’s request therefor with respect to any of the actions restricted in Section 6.1 or (D) the negotiation, announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser, (vii) Effects that arise from any seasonal fluctuations in the business, (viii) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (ix) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions completed by this Agreement or the financing thereof or any breach by Purchaser of the Agreement, (x) (A) the commencement or pendency of the Bankruptcy Case; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of Sellers, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Assigned Contract; (C) any Order of the Bankruptcy Court or any actions or omissions of

Sellers or their Subsidiaries in compliance therewith, or (xi) any fire, flood, hurricane, earthquake, tornado, windstorm, other calamity or act of God, global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Body), viral outbreak (including the “Coronavirus” or “COVID-19”) or any quarantine or trade restrictions related thereto or any other force majeure; except in the case of the clauses (i), (ii) or (iii), to the extent such Effects have a materially disproportionate impact on the Acquired Business, Acquired Assets or Assumed Liabilities, taken as a whole, as compared to other participants engaged in the industries and geographies in which Sellers operate.

(dd) “Order” means any order, injunction, order, decree, ruling, writ, assessment or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(ee) “Ordinary Course” means the ordinary and usual course of operations of the Acquired Business consistent with past practice and taking into account the commencement and pendency of the Bankruptcy Case.

(ff) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable, the nonpayment of which is permitted or required by the Bankruptcy Code, or otherwise being contested in good faith, and for which adequate reserves have been established in accordance with GAAP; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, adversely affect the operation of the Acquired Assets to which it applies, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable, (v) Intellectual Property Agreements and licenses granted on a non-exclusive basis, (vi) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion, (vii) any Encumbrances set forth on Schedule 11.1(ff), and (viii) any Encumbrances that will be removed or released by operation of the Sale Order.

(gg) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(hh) “Personal Information” means, in addition to any definition provided by the Company or any Subsidiary for any similar term (e.g., “personally identifiable information” or “PII”) in any published privacy policy , all information regarding or reasonably capable of being associated with an individual person or device, including (a) information that identifies, could reasonably be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed) and (d) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

(ii) “PI Databases” means the sale, transfer, assignment, conveyance, and delivery to Purchaser of (i) User Data or (ii) any data or information in electronic or other database containing (in whole or in part) Personal Information, in each case, collected and maintained by or for the Company or any of Subsidiary as of the date of the Closing, and included in the Acquired Assets.

(jj) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing.

(kk) “Privacy Laws” means all applicable Laws concerning data protection, privacy, security or other similar applicable Laws.

(ll) “Purchaser Group” means Purchaser, Guarantor, any Affiliate of Purchaser and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(mm) “Reference Date” means January 1, 2017.

(nn) “Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the Sale Order.

(oo) “Sale Order” means an Order of the Bankruptcy Court reasonably acceptable to the Parties approving this Agreement and authorizing the Sellers to undertake the transactions contemplated hereunder.

(pp) “SEC” means the U.S. Securities and Exchange Commission.

(qq) “Seller Parties” means Sellers and the Company’s Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(rr) “Social Media Account” means an account registration with a social media platform, such as Facebook, Instagram, Twitter, Pinterest, Google and the like, and includes handle names.

(ss) “Software” means computer programs, operating systems, applications, firmware and other code, including all related source code, object code, application programming interfaces, data files, databases, protocols, specifications, and all documentation thereof.

(tt) “Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

(uu) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(vv) “Systems” means computers, computer systems, servers, hardware, firmware, middleware, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated or computerized systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

(ww) “Tax” or “Taxes” means any federal, state, local, foreign or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, customs, duties, alternative minimum, estimated tax, or other taxes, fees, assessments or charges of any kind whatsoever, including any interest, penalty or addition thereto and any interest in respect of such additions or penalties.

(xx) “Tax Return” means any return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(yy) “Trade Secrets” means trade secrets, industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information, in all cases that derives independent economic value, whether actual or potential, from not being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(zz) “Transaction Documents” means this Agreement and all other agreements and documents contemplated to be executed by a Party in connection with the transactions contemplated hereby.

(aaa) “Transferred Trademarks” means all trademarks and service marks (common law or otherwise, registered or not registered), registrations and all applications therefor (including intent to use applications) included in the Acquired Assets.

(bbb) “User Data” shall mean any Personal Information or other data or information collected and maintained by or on behalf of the Company or any Subsidiary from any Social Media Account or the E-Commerce Platform.

11.2 Index of Defined Terms.

Acquired Assets	6
Agreement	5
Allocation	33
Allocation Methodology	33
Assigned Contracts	6
Assignment and Assumption Agreement	12
Assumed Liabilities	9
Bankruptcy Case	5
Bankruptcy Code	5
Bankruptcy Court	5
Bankruptcy Rules	5
Business	5
Cash Payment	11
Chosen Courts	39
Closing	12
Closing Date	12
Closing Date Payment	11
Company	5
Company Intellectual Property	15
Dataroom	19
Deposit	11

Deposit Escrow Account	11
Enforceability Exceptions	14
Escrow Agent	11
Escrow Agreement	11
Excluded Assets	7
Excluded Business	5
Excluded Contracts	7
Excluded Liabilities	9
Express Representations	19
Outside Date	32
Parties	5
Party	5
Permits	15
Projections	29
Purchase Price	11
Purchaser	5
Seller	5
Sellers	5
Transfer Taxes	33
Updated Schedules	27

11.3 Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) The words “to the extent” shall mean “the degree by which” and not “if.”

(e) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(f) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(i) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(j) Any document or item will be deemed “delivered,” “provided” or “made available” by the Company, within the meaning of this Agreement if such document or item (i) is included in the Dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at the Company’s or any of its Subsidiaries’ offices.

(k) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(l) Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein with respect to any violation of or non-compliance, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(m) All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(n) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PIER 1 IMPORTS ONLINE, INC.

By:	/s/ Alex Mehr
Name: Alex Mehr
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PIER 1 IMPORTS, INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 ASSETS, INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 LICENSING, INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 HOLDINGS, INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 IMPORTS (U.S.), INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 SERVICES COMPANY

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIR TRADING, INC.

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer

PIER 1 VALUE SERVICES, LLC

By:	/s/ Robert J. Riesbeck
Name: Robert J. Riesbeck
Title: Chief Executive Officer